As filed with the Securities and Exchange Commission on October 20, 1997
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ------------------

                                    FORM S-3

                             REGISTRATION STATEMENT

                                     Under

                           THE SECURITIES ACT OF 1933

                               ------------------

                                  ENRON CORP.
             (Exact name of registrant as specified in its charter)

              Oregon                                     47-0255140
  (State or other jurisdiction                       (I.R.S. Employer
of incorporation or organization)                    Identification No.)

                               ------------------

                    1400 Smith Street, Houston, Texas 77002
                          Telephone No. (713) 853-6161
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ------------------

                              Rex R. Rogers, Esq.
                                  Enron Corp.
                  Vice President and Associate General Counsel
                               1400 Smith Street
                              Houston, Texas 77002
                                 (713) 853-3069
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined in light of market conditions and other factors.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                               ------------------

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                                        Proposed            Proposed
                                       Amount            maximum             maximum            Amount of
   Title of each class of              to be          offering price       aggregate          registration
 securities to be registered         registered(1)     per share(2)     offering price(2)         fee

 Common Stock,
     no par value.............         176,634           $39.03            $6,894,255           $2,090(3)
                                       shares
==========================================================================================================

(1) Plus such indeterminable number of additional shares of Common Stock as may be issued from time to time as a result of adjustments for certain stock dividends and stock splits.
(2) Estimated solely for the purposes of calculating the registration fee (based on the average of the high and low prices of the Common Stock as reported in the New York Stock Exchange composite transaction reporting system on October 14, 1997).
(3)      Paid herewith.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


PROSPECTUS

                 SUBJECT TO COMPLETION, DATED OCTOBER 20, 1997


                                 [ENRON LOGO]


                                176,634 Shares

                                 Common Stock

                                _____________



         This Prospectus relates to up to 176,634 shares (the "Shares") of Common Stock, no par value (the "Common Stock"), of Enron Corp., an Oregon corporation ("Enron"), which may be offered from time to time by certain stockholders named herein (the "Selling Stockholders").

         Enron has been advised that the Shares being offered hereby may be sold from time to time by or on behalf of the Selling Stockholders in non-underwritten distributions on the New York Stock Exchange at prices prevailing on the New York Stock Exchange at the time of sale. Enron will not receive any of the proceeds of any such sale. See "Plan of Distribution."
         Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. On October 20, 1997, the last reported sales price of the Common Stock on the New York Stock Exchange was $41.13 per share.


                                 _____________


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
            HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                      TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                _____________



                The date of this Prospectus is _________, 1997.

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN, OR INCORPORATED BY REFERENCE IN, THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY ENRON OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF ENRON SINCE SUCH DATE.


                             AVAILABLE INFORMATION

         Enron is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the
Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates or from the site maintained by the Commission on the Internet World Wide Web at http://www.sec.gov. Enron's Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. Reports, proxy statements and other information concerning Enron can be inspected and copied at the respective offices of these exchanges at 20 Broad Street, New York, New York 10005; 120 South LaSalle Street, Chicago, Illinois 60603; and 301 Pine Street, San Francisco, California 94014.

         This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") filed by Enron with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to Enron and the Shares offered hereby. Any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and in each instance reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         Effective July 1, 1997, Enron Corp., a Delaware corporation ("Old Enron"), was reincorporated in Oregon by means of a merger with and into Enron Oregon Corp., an Oregon corporation, which changed its name to Enron Corp. upon consummation of the merger. Unless the context otherwise requires, as used herein the term "Enron" refers to Enron Corp., an Oregon corporation, and to Old Enron, it predecessor Delaware corporation.

         The following documents filed by Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (a)     Annual Report on Form 10-K for the year ended December 31,
                 1996;

         (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

         (c) Current Reports on Form 8-K dated July 15, 1997, August 29, 1997 and September 17, 1997; and

         (d) The description of Enron's capital stock set forth in Enron's Registration Statement on Form 8-B filed on July 2, 1997.

         The following documents filed by Old Enron with the Commission pursuant to the Exchange Act are incorporated herein by reference:

         (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (b) Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; and

         (c)     Current Reports on Form 8-K dated March 17, 1997 and June 5,
                 1997.

         Each document filed by Enron pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant hereto shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document. Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Enron will provide without charge to each person to whom a copy of this Prospectus is delivered, on the request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates). Written or telephone requests for such copies should be directed to Secretary Division, Enron Corp., at its principal executive offices, 1400 Smith Street, Houston, Texas 77002 (telephone: 713-853-6161).

                               BUSINESS OF ENRON

         Enron, an Oregon corporation, is an integrated natural gas and electricity company headquartered in Houston, Texas. Essentially all of Enron's operations are conducted through its subsidiaries and affiliates which are principally engaged in the transportation and wholesale marketing of natural gas to markets throughout the United States and internationally through approximately 36,000 miles of natural gas pipelines; the exploration for and production of natural gas and crude oil in the United States and internationally; the production, purchase, transportation and worldwide marketing of natural gas liquids and refined petroleum products; the independent (i.e., non-utility) development, promotion, construction and operation of power plants, natural gas liquids facilities and pipelines in the United States and internationally; and the non-price regulated purchasing and marketing of electricity and other energy related commitments.

         On July 1, 1997, Enron acquired Portland General Corporation, the parent company of Portland General Electric Company ("PGE"), by means of a merger of Portland General Corporation with and into Enron. As a result of the merger, PGE is a subsidiary of Enron. PGE is an electric utility engaged in the generation, purchase, transmission, distribution and sale of electricity in the State of Oregon. PGE also sells energy to wholesale customers throughout the western United States.

         TRANSPORTATION AND OPERATION. Enron's operations include interstate transmission of natural gas, construction, management and operation of natural gas and natural gas liquids pipelines, liquids plants, clean fuel plants and power facilities. Enron and its subsidiaries operate domestic interstate pipelines extending from Texas to the Canadian border and across the southern United States from Florida to California. Included in Enron's domestic interstate natural gas pipeline operations are Northern Natural Gas Company ("Northern"), Transwestern Pipeline Company ("Transwestern"), and Florida Gas Transmission Company ("Florida Gas") (indirectly 50% owned by Enron), and all such pipelines are subject to the regulatory jurisdiction of the Federal Energy Regulatory Commission. Each pipeline serves customers in a specific geographical area: Northern, the upper Midwest; Transwestern, principally the California market and pipeline interconnects on the east end of Transwestern's system; and Florida Gas, the State of Florida. In addition, Enron holds a 13% interest in Northern Border Partners, L.P., which owns a 70% interest in the Northern Border Pipeline system. An Enron subsidiary operates the Northern Border Pipeline system, which transports gas from western Canada to delivery points in the midwestern United States.

         DOMESTIC GAS AND POWER SERVICES. Through its wholly owned subsidiary Enron Capital & Trade Resources Corp. and its affiliated companies ("ECT"), Enron purchases natural gas, natural gas liquids, electricity and other energy products through a variety of contractual arrangements, including both short-term and long-term contracts, the arrangement of production payment and other financing transactions, and other contractual arrangements. ECT markets these energy products to local distribution companies, electric utilities, cogenerators, and both commercial and industrial end-users. ECT also provides price risk management services in connection with natural gas, natural gas liquids and electricity transactions through both physical delivery and financial arrangements.

         ECT offers a broad range of non-price regulated natural gas merchant services by tailoring a variety of supply and marketing options to its customers' specific needs. ECT's strategy is to provide predictable pricing, reliable delivery and low cost capital to its customers. ECT provides these services through a variety of instruments, including forward contracts, swap agreements and other contractual commitments.

         ECT recently established Enron Energy Services ("EES") to pursue the significant growth opportunities in anticipation of a fully competitive retail natural gas and electricity market. As states begin to deregulate their natural gas and electricity markets, and as these markets continue to converge, EES's goal is to provide end-users with a broad range of energy choices at more competitive prices. EES has participated in selected natural gas and electric retail marketing pilot programs, including a state-wide electricity pilot in New Hampshire, where individual customers are free to select the power provider of their choice. EES will continue to participate in such programs.

         INTERNATIONAL OPERATIONS AND DEVELOPMENT. Enron's international activities principally involve the independent (non-utility) development, acquisition, financing, promotion and operation of natural gas and power projects in emerging markets, and the marketing of natural gas liquids and other liquid fuels. Development projects are focused on power plants, gas processing and terminaling facilities, and gas pipelines, while marketing activities center on fuels used by or transported through such facilities. Enron's international activities include management of direct and indirect ownership interests in and operation of power plants in England, Germany, Guatemala, the Dominican Republic, the Philippines and China; pipeline systems in Argentina and Colombia; retail gas and propane sales in the Caribbean basin; processing of natural gas liquids at Teesside, England; and marketing of natural gas liquids and other liquid fuels worldwide. Enron is also involved in power, pipeline and liquefied natural gas projects in varying stages of development in China, India, Puerto Rico, Italy, Turkey, Qatar, Vietnam, Israel, Jordan, Bolivia, Brazil, Indonesia, Poland and elsewhere.

         EXPLORATION AND PRODUCTION. Substantially all of Enron's natural gas and crude oil exploration and production operations are conducted by its subsidiary, Enron Oil & Gas Company ("EOG"). EOG is engaged in the exploration for, and development and production of, natural gas and crude oil primarily in major producing basins in the United States, as well as in Canada, Trinidad, India and, to a lesser extent, selected other international areas. At December 31, 1996, EOG had estimated net proved natural gas reserves of 3,675 billion cubic feet, including 1,180 billion cubic feet of proved undeveloped methane reserves in the Big Piney, Wyoming deep Paleozoic formations, and estimated net proved crude oil, condensate and natural gas liquids reserves of 55 million barrels, and at such date, approximately 74% of EOG's reserves (on a natural gas equivalent basis) was located in the United States, 9% in Canada, 10% in Trinidad, and 7% in India. Enron currently owns 53% of the outstanding common stock of EOG.

                              SELLING STOCKHOLDERS

         The following table sets forth the name of each Selling Stockholder, the number of shares of Common Stock which may be regarded as beneficially owned by such Selling Stockholder, and the number of shares being offered hereby by such Selling Stockholder.

                                    Number of Shares           Number of Shares
Selling Stockholder                Beneficially Owned               Offered
-------------------                ------------------          ----------------
Donald C. Bentley                         9,012                      9,012

Donald C. Bentley II                    149,958                    149,958

Lee A. Jestings                          17,664                     17,664

         The Shares being offered hereby are owned by the Selling Stockholders, who acquired them from Enron pursuant to transactions exempt from the registration requirements of the Securities Act.


                    DESCRIPTION OF ENRON CORP. CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

         At October 6, 1997, the authorized capital stock of Enron was 616,500,000 shares, consisting of:

         (a)  16,500,000 shares of Preferred Stock, no par value, of which:

              (i) 1,337,995 shares of Cumulative Second Preferred Convertible
                  Stock were outstanding, and

              (ii) 35.568509 shares of 9.142% Perpetual Second Preferred Stock were issued and held by an Enron subsidiary; and

         (b) 600,000,000 shares of Common Stock, no par value, of which 298,858,279 shares were outstanding.

         The following descriptions of certain of the provisions of the Amended and Restated Articles of Incorporation of Enron (the "Enron Charter") and the Bylaws of Enron ("Enron Bylaws") are summaries and do not purport to be complete, and are qualified in their entirety by reference to the Enron Charter and the Enron Bylaws filed as exhibits to this Registration Statement.

COMMON STOCK

         Enron is authorized to issue up to 600,000,000 shares of Enron Common Stock. The holders of Enron Common Stock are entitled to one vote for each share on all matters submitted to a vote of shareholders and do not have cumulative voting rights in the election of directors. The holders of Enron Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of Enron out of legally available funds subject to the rights of any preferred stock. In the event of liquidation, dissolution or winding up of Enron, the holders of Enron Common Stock are entitled to share ratably in all assets of Enron remaining after provision for payment of liabilities and satisfaction of the liquidation preference of any shares of Enron Preferred Stock that may be outstanding. The holders of Enron Common Stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Enron Common

Stock may become subject to those of holders of Enron Preferred Stock, including any series of Enron Preferred Stock issued in the future.

PREFERRED STOCK

         Enron is authorized to issue up to 16,500,000 shares of Preferred Stock ("Enron Preferred Stock"). An aggregate of 1,370,000 shares of Enron Preferred Stock are designated the Cumulative Second Preferred Convertible Stock ("Enron Convertible Preferred Stock"), and an aggregate of 35.568509 shares of Enron Preferred Stock are designated the 9.142% Perpetual Second Preferred Stock ("Enron 9.142% Preferred Stock").

         In addition to the Enron Convertible Preferred Stock and the Enron 9.142% Preferred Stock, the Enron Board of Directors has authority, without shareholder approval (except to the extent that holders of any series of Enron Preferred Stock are entitled by their terms to class voting rights), to issue shares of Enron Preferred Stock in one or more series and to determine the number of shares, designations, dividend rights, conversion rights, voting power, redemption rights, liquidation preferences and other terms of any such series. The issuance of Enron Preferred Stock, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power of holders of Enron Common Stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deferring or preventing a change in control of Enron.

ENRON CONVERTIBLE PREFERRED STOCK

          The following summary of the terms of the Enron Convertible Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron Convertible Preferred Stock filed as an exhibit to this registration statement.

         The annual rate of dividends payable on shares of the Enron Convertible Preferred Stock is the greater of $10.50 per share or the dividend amount payable on the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock are convertible (currently 13.652 shares, subject to adjustment). Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron 9.142% Preferred Stock.

         The amount payable on shares of the Enron Convertible Preferred Stock in the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of Enron is $100 per share, together with accrued dividends to the date of distribution or payment. The liquidation rights of the Enron Convertible Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron 9.142% Preferred Stock. The Enron Convertible Preferred Stock is redeemable at the option of Enron at any time, in whole or in part, at a redemption price of $100 per share, together with accrued dividends to the date of distribution or payment. Each share of

Enron Convertible Preferred Stock is convertible initially into 13.652 shares of Enron Common Stock at any time at the option of the holder (which conversion rate is and will be subject to certain adjustments).

         Holders of Enron Convertible Preferred Stock are entitled to vote together with the Enron Common Stock on all matters submitted to a vote of Enron shareholders, with each share of Enron Convertible Preferred Stock having a number of votes equal to the number of shares of Enron Common Stock into which one share of Enron Convertible Preferred Stock is convertible. In addition, holders of Enron Convertible Preferred Stock are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected) to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron Convertible Preferred Stock or reduces the time for any notice to which the holders of the Enron Convertible Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron Convertible Preferred Stock, (iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron Convertible Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron Convertible Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron Convertible Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron Convertible Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron Convertible Preferred Stock that, together with number of shares of Enron Convertible Preferred Stock and other Preferred Stock ranking on parity with the Enron Convertible Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron Convertible Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron Convertible Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron

Convertible Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron Convertible Preferred Stock shall have certain voting rights (together with any parity stock similarly affected) to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

9.142% PREFERRED STOCK

         The following summary of the terms of the Enron 9.142% Preferred Stock is qualified in its entirety by reference to the form of series designation for the Enron 9.142% Preferred Stock included as an exhibit to this registration statement.

         The annual rate of dividends payable on shares of the Enron 9.142% Preferred Stock is $91,420 per share. Such dividends are payable quarterly on the first days of January, April, July and October. These dividend rights are superior to the dividend rights of the Enron Common Stock and rank equally with the dividend rights on the Enron Convertible Preferred Stock.

         The amount payable on shares of the Enron 9.142% Preferred Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Enron is $1,000,000 per share, together with accrued dividends. The liquidation rights of the Enron 9.142% Preferred Stock are superior to the Enron Common Stock and rank equally with the liquidation rights of the Enron Convertible Preferred Stock.

         The Enron 9.142% Preferred Stock is not redeemable at the option of Enron. Pursuant to an agreement between Enron and its subsidiary, however, such subsidiary will have the rights, exercisable at any time, in whole or in part, for a 180-day period commencing January 31, 2004, to cause Enron to redeem 18 shares for $1,000,000 per share, together with accrued dividends.

         The holders of Enron 9.142% Preferred Stock generally have no voting rights but are entitled to certain class voting rights, including (unless provision is made for redemption of such shares) (a) the requirement for approval by the holders of at least two-thirds of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) an amendment to the Enron Charter or Bylaws that would affect adversely the voting powers, rights or preferences of the holders of the Enron 9.142% Preferred Stock or reduces the time for any notice to which the holders of the Enron 9.142% Preferred Stock may be entitled, (ii) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series ranking prior to the Enron 9.142% Preferred Stock,
(iii) the voluntary dissolution, liquidation or winding up of the affairs of Enron, or the sale, lease or conveyance by Enron of all or substantially all of its property or assets, or (iv) the purchase or redemption (for sinking fund purposes or otherwise) of less than all of the Enron 9.142% Preferred Stock and other parity stock at the time outstanding unless the full dividends on all shares of Enron 9.142% Preferred Stock then outstanding shall have been paid or declared and a sum sufficient for payment thereof set apart, and (b) the requirement for approval by the holders of at least a majority of the Enron 9.142% Preferred Stock (voting together with all other shares of parity stock similarly affected), to effect (i) the authorization, creation or issuance of, or the increase in the authorized amount of, any stock of any class or series or any security convertible into stock of any class or series, ranking on a parity with the Enron 9.142% Preferred Stock, provided that no such consent shall be required for the authorization, creation or issuance by Enron of a number of shares of one or more series of Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock that, together with number of shares of Enron 9.142% Preferred Stock and other Preferred Stock ranking on parity with the Enron 9.142% Preferred Stock then outstanding, would equal 5,000,000, or (ii) the merger or consolidation of Enron with or into any other corporation, unless the corporation resulting from such merger or consolidation will have after such merger or consolidation no class of stock and no other securities either authorized or outstanding ranking prior to or on a parity with the Enron 9.142% Preferred Stock, except the same number of shares of stock and the same amount of other securities with the same rights and preferences as the stock and securities of Enron respectively authorized and outstanding immediately preceding such merger or consolidation, and each holder of Enron 9.142% Preferred Stock immediately preceding such merger or consolidation shall receive the same number of shares, with the same rights and preferences, of the resulting corporation. In addition, if dividend payments on the Enron 9.142% Preferred Stock are in default in an amount equivalent to six quarterly dividends on such shares, then the holders of the Enron 9.142% Preferred Stock shall have certain voting rights (together with any other parity stock similarly affected) to elect two directors to Enron's Board of Directors until such dividends have been paid or funds sufficient therefor deposited in trust.

CERTAIN PROVISIONS OF THE ENRON CHARTER AND BYLAWS

         FAIR PRICE PROVISION. The Enron Charter contains a "fair price" provision which generally requires that certain mergers, business combinations and similar transactions with a "Related Person" (generally the beneficial owner of at least 10% of Enron's voting stock) be approved by the holders of at least 80% of Enron's voting stock, unless (a) the transaction is approved by at least 80% of the "Continuing Directors" of Enron, who constitute a majority of the entire board, (b) the transaction occurs more than five years after the last acquisition of Enron voting stock by the Related Person or (c) certain "fair price" and procedural requirements are satisfied.

         The Enron Charter defines "Business Transaction" as (a) any merger or consolidation involving Enron or a subsidiary of Enron, (b) any sale, lease, exchange, transfer or other disposition (in one transaction or a series of transactions), including without limitation a mortgage or any other security device, of all or any substantial part of the assets either of Enron or of a subsidiary of Enron, (c) any sale, lease, exchange, transfer or other disposition of all or any substantial part of the assets of an entity to Enron or a subsidiary of Enron, (d) the issuance, sale, exchange, transfer or other disposition by Enron or a subsidiary of Enron of any securities of Enron or any subsidiary of Enron, (e) any recapitalization or reclassification of Enron's securities (including without limitation, any reverse stock split) or other transaction that would have the effect of increasing the voting power of a Related Person, (f) any liquidation, spinoff, splitoff, splitup or dissolution of Enron, and (g) any agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Transaction. "Continuing Director" is defined to mean a director who either was a member of the Board of Directors of Enron prior to the time such Related Person became a Related Person or who subsequently became a director of Enron and whose election, or nomination for election by Enron's shareholders, was approved by a vote of at least 80% of the Continuing Directors then on the Board, either by a specific vote or by approval of the proxy statement issued by Enron on behalf of the Board of Directors in which such person is named as nominee for director, without an objection to such nomination; provided, however, that in no event shall a director be considered a "Continuing Director" if such director is a Related Person and the Business Transaction to be voted upon is with such Related Person or is one in which such Related Person otherwise has an interest (except proportionately as a shareholder of Enron).

         Advance Notice Requirements for Shareholder Proposals and Nominations. The Enron Bylaws provide that for business to be properly brought before an annual meeting of shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements, for business to be brought before an annual meeting by a shareholder of Enron, the shareholder must have given timely notice in writing of the business to be brought before an annual meeting of shareholders to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time). A shareholder's notice to the Secretary must set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on Enron's books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of Enron which are owned beneficially by the shareholder, (iv) any material interest of the shareholder in such business and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. No business shall be conducted at an annual meeting except in accordance with the procedures outlined above.

         The Enron Bylaws provide that only persons who are nominated for election as a director of Enron in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to Enron's Board of Directors may be made at a meeting of shareholders
(a) by or at the direction of the Board of Directors or (b) by any shareholder of Enron who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of Enron. To be timely, a shareholder's notice must be delivered to or mailed and received at Enron's principal executive offices, (i) with respect to an election to be held at an annual meeting of shareholders of Enron, not less than 120 days prior to the anniversary date of the proxy statement for the previous year's annual meeting of the shareholders of Enron (or Old Enron, with respect to the first such meeting after the Effective Time), and (ii) with respect to an election to be held at a special meeting of shareholders of Enron for the election of directors, not later than the close of business on the 10th day following the date on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever first occurs. Such shareholder's notice to the Secretary shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice, (i) the name and address, as they appear on Enron's books, of such shareholder, and (ii) the class and number of shares of capital stock of Enron which are beneficially owned by the shareholder.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OREGON LAW

         Business Combinations with Interested Shareholders. Enron is subject to the provisions of Sections 60.825-60.845 of the Oregon Business Corporation Act ("OBCA"), which generally provide that any person who acquires 15% or more of a corporation's voting stock (thereby becoming an "interested shareholder") may not engage in certain "business combinations" with the corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors has approved, prior to the date the person became an interested shareholder, either the business combination or the transaction that resulted in the person becoming an interested shareholder,
(ii) upon consummation of the transaction that resulted in the person becoming an interested shareholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine whether shares will be tendered in a tender or exchange offer), or (iii) on or subsequent to the date the person became an interested shareholder, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock not owned by the interested shareholder.

         Control Share Statute. As is permitted by the OBCA, the Enron Charter provides that Enron is not subject to the Oregon Control Share Act. The Oregon Control Share Act restricts the ability of a shareholder of certain Oregon-based corporations to vote shares of stock acquired in a transaction that causes the acquiring person to control at least one-fifth, one-third or one-half of the votes entitled to be cast in the election of directors, except as authorized by a vote of the corporation's disinterested shareholders.

                              PLAN OF DISTRIBUTION

         Enron has been advised that the Shares being offered hereby may be sold by or on behalf of each of the Selling Stockholders in non-underwritten distributions on the New York Stock Exchange at prices prevailing on the New York Stock Exchange at the time of sale. Enron will not receive any of the proceeds of any such sales.

                            VALIDITY OF COMMON STOCK

         The validity of the Shares offered hereby will be passed upon for Enron by James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron. Mr. Derrick owns substantially less than 1% of the outstanding shares of Common Stock of Enron.

                                    EXPERTS

         The consolidated financial statements included in Enron's Current Report on Form 8-K dated March 17, 1997 and consolidated financial statements and schedule included in Enron's Annual Report on Form 10-K for the year ended December 31, 1996, incorporated by reference in this Prospectus and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said reports.

         The letter report of DeGolyer and MacNaughton, independent petroleum consultants, included as an exhibit to Enron's Annual Report on Form 10-K for the year ended December 31, 1996, and the estimates from the reports of that firm appearing in such Annual Report, are incorporated by reference herein on the authority of said firm as experts in petroleum engineering and in giving such reports.

                             TABLE OF CONTENTS

                                                                PAGE

                                  PROSPECTUS

                 Available Information . . . . . . . . . . . . .   2
                 Incorporation of Certain
                   Documents by Reference  . . . . . . . . . . .   3
                 Business of Enron . . . . . . . . . . . . . . .   4
                 Selling Stockholders  . . . . . . . . . . . . .   6
                 Description of Enron Corp
                   Capital Stock.  . . . . . . . . . . . . . . .   6
                 Plan of Distribution  . . . . . . . . . . . . .  13
                 Validity of Common Stock  . . . . . . . . . . .  13
                 Experts . . . . . . . . . . . . . . . . . . . .  13










                                176,634 SHARES



                                 [ENRON LOGO]




                                 COMMON STOCK




                                ________________


                                   PROSPECTUS

                                ________________

                                       PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth those expenses to be incurred by Enron in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission registration fee, all amounts shown are estimates.

         Filing Fee for Registration Statement . . . $ 2,090
         Legal Fees and Expenses . . . . . . . . . .   5,000
         Accounting Fees and Expenses. . . . . . . .   4,000
         Transfer Agent's Fees and Expenses. . . . .   5,000
         Blue Sky Fees and Expenses. . . . . . . . .   4,000
         Miscellaneous . . . . . . . . . . . . . . .   4,910
                                                     -------
         Total . . . . . . . . . . . . . . . . . . . $25,000
--------------                                       =======

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Enron Charter contains provisions under which Enron will indemnify, to the fullest extent permitted by law, persons who are made a party to an action or proceeding by virtue of the fact that the individual is or was a director, officer, or, in certain circumstances, an employee or agent, of Enron or another corporation at Enron's request. The Oregon Business Corporation Act generally permits such indemnification to the extent that the individual acted in good faith and in a manner which he reasonably believed to be in the best interest of or not opposed to the corporation or, with respect to criminal matters, if the individual had no reasonable cause to believe his or her conduct was unlawful. In addition, the Enron Charter contains a provision that eliminates the personal liability of a director to the corporation or its shareholders for monetary damages for conduct as a director, except for liability of a director (i) for breach of the duty of loyalty, (ii) for actions or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for the payment of improper dividends or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

         Enron has purchased liability insurance policies covering its directors and officers to provide protection where Enron cannot legally indemnify a director or officer and where a claim arises under the Employee Retirement Income Security Act of 1974 against a director or officer based on an alleged breach of fiduciary duty or other wrongful act.

ITEM 16.  EXHIBITS.

          *3.01  -        Amended and Restated Articles of Incorporation of
                          Enron (Annex E to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form
                          S-4 - File No. 333- 13791).

          *3.02  -        Articles of Merger of Enron Oregon Corp., an Oregon
                          corporation, and Enron Corp., a Delaware corporation
                          (Exhibit 3.02 to Post-Effective Amendment No. 1 to
                          Enron's Registration Statement on Form S-3 - File No.
                          33-60417).

          *3.03  -        Articles of Merger of Enron Corp., an Oregon
                          corporation, and Portland General Corporation, an Oregon corporation (Exhibit 3.03 to Post-Effective
                          Amendment No. 1 to Enron's Registration Statement on
                          Form S-3 - File No. 33-60417).

          *3.04  -        Bylaws of Enron (Exhibit 3.04 to Post-Effective
                          Amendment No. 1 to Enron's Registration Statement on
                          Form S-3 - File No. 33-60417).

          *3.05  -        Form of Series Designation for the Enron Convertible
                          Preferred Stock (Annex F to the Proxy
                          Statement/Prospectus included in Enron's Registration
                          Statement on Form S-4 - File No. 333- 13791).

          *3.06  -        Form of Series Designation for the Enron 9.142%
                          Preferred Stock (Annex G to the Proxy
                          Statement/Prospectus included in Enron's Registration
                          Statement on Form S-4 - File No. 333- 13791).

           5 Opinion of James V. Derrick, Jr., Esq., Senior Vice President and General Counsel of Enron, as to the validity of the Common Stock.

          23.01 -         Consent of Arthur Andersen LLP.

          23.02 -         Consent of DeGolyer and MacNaughton.

          23.03 - The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.

          24    -         Powers of Attorney of certain directors of Enron Corp.
          ------------
          *Incorporated by reference as indicated.

ITEM 17.         UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                 (i) To include any prospectus required in Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Enron pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Enron's annual report pursuant to
Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Enron certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Houston and State of Texas, on the 20th day of October, 1997.

                                        ENRON CORP.
                                        (Registrant)


                                        By: /s/ RICHARD A. CAUSEY
                                            ---------------------
                                               (Richard A. Causey)
                                              Senior Vice President
                                             and Chief Accounting and
                                               Information Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities with Enron indicated and on the 20th day of October, 1997.


               Signature                                        Title
               ---------                                        -----


          /s/ KENNETH L. LAY               Chairman of the Board, Chief Executive
----------------------------------------   Officer and Director (Principal Executive
             (Kenneth L. Lay)              Officer)


        /s/ RICHARD A. CAUSEY              Senior Vice President and Chief
----------------------------------------   Accounting and Information Officer
           (Richard A. Causey)             (Principal Accounting Officer)


        /s/ ANDREW S. FASTOW               Senior Vice President, Finance
----------------------------------------   (Principal Financial Officer)
           (Andrew S. Fastow)


            ROBERT A. BELFER*              Director
----------------------------------------
           (Robert A. Belfer)


          NORMAN P. BLAKE, JR.*            Director
----------------------------------------
         (Norman P. Blake, Jr.)


            RONNIE C. CHAN*                Director
----------------------------------------
           (Ronnie C. Chan)


            JOHN H. DUNCAN*                Director
----------------------------------------
           (John H. Duncan)


             JOE H. FOY*                   Director
----------------------------------------
            (Joe H. Foy)




            Signature                       Title
            ---------                       -----

         WENDY L. GRAMM*                   Director
-----------------------------
        (Wendy L. Gramm)


        KEN L. HARRISON*                   Director
----------------------------
       (Ken L. Harrison)


      ROBERT K. JAEDICKE*                  Director
-----------------------------
     (Robert K. Jaedicke)


     CHARLES A. LeMAISTRE*                 Director
-----------------------------
    (Charles A. LeMaistre)


       JEROME J. MEYER*                    Director
-----------------------------
      (Jerome J. Meyer)


     JEFFREY K. SKILLING*                  Director and President and
-----------------------------              Chief Operating Officer
    (Jeffrey K. Skilling)


      JOHN A. URQUHART*                    Director
-----------------------------
     (John A. Urquhart)


        JOHN WAKEHAM*                      Director
-----------------------------
       (John Wakeham)


      CHARLS E. WALKER*                    Director
-----------------------------
     (Charls E. Walker)


     BRUCE G. WILLISON*                    Director
-----------------------------
    (Bruce G. Willison)


  HERBERT S. WINOKUR, JR.*                 Director
-----------------------------
 (Herbert S. Winokur, Jr.)





*By:  /s/ PEGGY B. MENCHACA
    --------------------------
         (Peggy B. Menchaca)
        (Attorney-in-fact for
          persons indicated)


                               INDEX TO EXHIBITS


Exhibit Number                    Description
--------------                    -----------

     *3.01  -     Amended and Restated Articles of Incorporation of Enron
                  (Annex E to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 - File No.
                  333-13791).

     *3.02  -     Articles of Merger of Enron Oregon Corp., an Oregon
                  corporation, and Enron Corp., a Delaware corporation
                  (Exhibit 3.02 to Post-Effective Amendment No. 1 to
                  Enron's Registration Statement on Form S-3 - File No.
                  33-60417).

     *3.03  -     Articles of Merger of Enron Corp., an Oregon corporation,
                  and Portland General Corporation, an Oregon corporation
                  (Exhibit 3.03 to Post-Effective Amendment No. 1 to Enron's
                  Registration Statement on Form S-3 - File No. 33-60417).

     *3.04  -     Bylaws of Enron (Exhibit 3.04 to Post-Effective Amendment
                  No. 1 to Enron's Registration Statement on Form S-3 -
                  File No. 33-60417).

     *3.05  -     Form of Series Designation for the Enron Convertible
                  Preferred Stock (Annex F to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 -
                  File No. 333-13791).

     *3.06  -     Form of Series Designation for the Enron 9.142% Preferred
                  Stock (Annex G to the Proxy Statement/Prospectus included in Enron's Registration Statement on Form S-4 - File No.
                  333-13791).

      5     -     Opinion of James V. Derrick, Jr., Esq., Senior Vice
                  President and General Counsel of Enron, as to the validity of the Common Stock.

     23.01 -      Consent of Arthur Andersen LLP.

     23.02 -      Consent of DeGolyer and MacNaughton.

     23.03 - The consent of James V. Derrick, Jr., Esq., is contained in his opinion filed as Exhibit 5 hereto.

     24    -      Powers of Attorney of certain directors of Enron Corp.

------------

* Incorporated by reference.